Exhibit 10.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of the 19th day of December, 2008, by and between CATALYST PHARMACEUTICAL PARTNERS, INC., a Delaware corporation (the “Company"), and PATRICK J. McENANY (the “Employee”).
     Capitalized terms not defined herein shall have the meaning ascribed thereto in the Employment Agreement (as defined below).
     WHEREAS, the Company and the Employee are parties to that certain Employment Agreement effective November 8, 2006 (the “Employment Agreement”); and
     WHEREAS, the parties mutually desire to amend certain terms and conditions of the Employment Agreement.
     NOW, THEREFORE, in consideration of the mutual recitals and covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
1.	Sections 7.1, 7.2, 7.3 and 7.4 of the Employment Agreement are hereby amended to provide that the accrued and unpaid Base Salary and Annual Bonus through the date of termination shall be paid within 45 days of: a) termination or b) the end of the calendar year to which the Annual Bonus relates, respectively.
2.	Sections 7.5.2.(iv) and 7.6.2.(iv) of the Employment Agreement are hereby amended to: a) remove the Company’s discretion to make payments in a form other than lump sum in the event termination occurs within 2 years following the Change in Control; and b) to provide that should the termination occur more than 2 years following the Change in Control, the payments shall be made in the same form as if the Change in Control did not occur.
3.	Sections 7.5 and 7.6 of the Employment Agreement are hereby amended to provide that the payments described in Section 7.5.2.(iv) and 7.6.2.(iv) shall commence 45 days following the termination, provided the Employee executes (and does not revoke prior to commencement of payments, if applicable) the release described in Section 7.5.3 and 7.6.3 of the Agreement, no later than 30 days following the date of termination. If such payments are to be made in installments, such installments shall be made no less frequently than monthly.
4.	Section 7.5 and 7.6 of the Employment Agreement are hereby further amended to provide that the accrued and unpaid Base Salary and Annual Bonus through the date of termination shall be paid within 45 days of: a) termination or b) the end of the calendar year to which the Annual Bonus relates, respectively, provided the Employee executes (and does not revoke prior to commencement of payments, if applicable) the release described in Section 7.5.3 and 7.6.3 of the Agreement, no later than 30 days following the date of termination.

5.	Section 7.6.4. of the Employment Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“ For purposes of this Agreement, “Good Reason” shall mean, as determined by the Company, the first occurrence, without the Employee’s consent, of either: (i) any material alteration by the Company of Employee’s positions, functions, duties or responsibilities, including any change that (a) alters Employee’s reporting responsibility or (b) causes Employee’s Position with the Company to become of materially less importance than the applicable positions; (ii) a material decrease in Employee’s Base Salary; (iii) failure of the Company to perform any of its material obligations under this Agreement; or (iv) relocation of the principal office of the Company outside fifty (50) miles of the greater Miami, Florida area; provided, however, that Employee shall not be deemed to have terminated employment with the Company for Good Reason unless: (i) Employee terminates employment no later than 90 days following the initial existence of one or more of the above referenced conditions; and (ii) Employee provides to the Company a written notice of the existence of the above-referenced condition(s) within 90 days following the initial existence of such condition(s) and the Company fails to remedy such condition(s) within 30 days following the receipt of such notice.”
6.	Section 7.6.5. of the Employment Agreement is hereby further amended to provide that no Change in Control shall be deemed to occur unless the event(s) that cause(s) such Change in Control also constitute(s) a “change in control event”, as such term is defined in Code Section 409A (as defined below).
7.	The Employment Agreement is hereby amended to add Section 21: Section 409A Compliance which shall read as follows:
          “Section 409A Compliance
          21.1. General. It is the intention of both the Company and the Employee that the benefits and rights to which the Employee could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and its implementing regulations and guidance (“Code Section 409A”), to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Employee or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on the Employee and on the Company).
          21.2. Distributions on Account of Separation from Service. If and to the extent required to comply with Code Section 409A, payment or benefit required to be paid under this Agreement on account of termination of the Employee’s service, or any other similar term, shall be made upon the Employee incurring a “separation from service” within the meaning of Code Section 409A.

          21.3. No Acceleration of Payments. Neither the Company nor the Employee, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.
          21.4. Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
          21.5. Tax Gross-Ups. Notwithstanding anything in this Agreement to the contrary, any payment, to the extent such payment constitutes deferral of compensation under Code Section 409A, to reimburse the Employee in an amount equal to all or a designated portion of the Federal, state, local, or foreign taxes imposed upon Employee as a result of compensation paid or made available to the Employee by the Company, including the amount of additional taxes imposed upon the Employee due to the Company’s payment of the initial taxes on such compensation, shall be made no later than the end of the Employee’s taxable year next following the Employee’s taxable year in which the Employee remits the related taxes.
          21.6. Six Month Delay for Specified Employees. If Employee is a “specified employee,” as that term is defined for purposes of Code Section 409A, then no payment or benefit that is payable on account of Employee’s “separation from service”, as that term is defined for purposes of Code Section 409A, shall be made before the date that is six months after Employee’s “separation from service” (or, if earlier, the date of Employee’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Code Section 409A and such delay is required to comply with the requirements of Code Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
          21.7. Reimbursements and In-Kind Benefits. With respect to reimbursements and in-kind benefits that may be provided under the Agreement (the “Reimbursement Plans”), to the extent any benefits provided under the Reimbursement Plans are subject to Code Section 409A, the Reimbursement Plans shall meet the following requirements:
     A. Reimbursement Plans shall use an objectively determinable nondiscretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided;
     B. Reimbursement Plans shall provide that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during Employee ‘s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided however, that Reimbursement Plans providing for reimbursement of expenses referred to in Code Section 105(b) shall not fail to meet the requirement of this paragraph 21.7.B. solely because such Reimbursement Plans provide for a limit on the amount of expenses that may be reimbursed under such arrangements over some or all of the period in which Reimbursement Plans remain in effect;
     C. The reimbursement of an eligible expense is made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred; and
     D. Right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”
8.	Except as otherwise specifically amended herein, the terms and provisions of the Employment Agreement remain in full force and effect. This Amendment may be executed in counterparts.
[ SIGNATURES ON THE FOLLOWING PAGE ]

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the Employee and by a duly authorized officer of the Company as of the date first above written.

EMPLOYEE:
/s/ Patrick J. McEnany
Patrick J. McEnany

CATALYST PHARMACEUTICAL PARTNERS, INC.
By:	/s/ Jack Weinstein
Jack Weinstein, Chief Financial Officer

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